ROPES & GRAY
                 ONE INTERNATIONAL PLACE
                  BOSTON, MA 02110-2624
                  PHONE: (617) 951-7000
                  FAX: (617) 951-7050
               DIRECT DIAL: (617) 951-7415


                                                          July 11, 2002
VIA EDGAR
---------

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Putnam Voyager Fund II - Additional Proxy Solicitation Materials

Ladies and Gentleman:

Pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended, enclosed for filing on behalf of Putnam Voyager Fund II are additional proxy solicitation materials to be used in connection with the solicitation of proxies for meetings of shareholders of Putnam Technology Fund and Putnam New Century Growth Fund at which shareholders of each fund will be asked to vote on a proposed merger of their fund into Putnam Voyager Fund II.

Please direct any comments or questions on the enclosed materials to the undersigned at (617) 951-7415 or Brian D. McCabe, Esquire of this office at (617) 951-7801.

                                 Very truly yours,


                                 /s/ Jason P. Pogorelec

                                 Jason P. Pogorelec

Enclosures

cc: Beth K. Werths, Esquire, Putnam Investments, LLC
    Brian D. McCabe, Esquire


NEW YORK                    PROVIDENCE                  WASHINGTON


Vote by phone solicitation letter
(Written)

Vote confirmation

(Shareholder name & address of record)

Putnam Technology Fund
Putnam New Century Growth Fund

Meeting of Shareholders September 12, 2002
Account:
Shares:

Votes Received:
(list proposal as on proxy card)

(FOR)     (AGAINST)     (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and no later than 5:00 p.m. Eastern Time, on September 11, 2002.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)


Vote-By-Phone Solicitation Script for
Putnam Technology Fund
Putnam New Century Growth Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Technology Fund/Putnam New Century Growth Fund [choose one] for which you recently received a proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record). Can you confirm your address of record? Can you also confirm your (Tax ID)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are appointing John A. Hill, Robert E. Patterson, and W. Nicholas Thorndike, and each of them separately, as proxies, with the power of substitution, and authorizing them to represent and vote your shares at the meeting of shareholders of Putnam Technology Fund/Putnam New Century Growth Fund on September 12 at 11:00 a.m., Eastern Time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following proposal.

The Trustees are recommending a vote in favor the proposal to [choose one]:

Approval of an Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam Technology Fund to Putnam Voyager Fund II in exchange for the issuance and delivery of shares of beneficial interest of Putnam Voyager Fund II and the assumption by Putnam Voyager Fund II of all the liabilities of Putnam Technology Fund, and the distribution of such shares to the shareholders of Putnam Technology Fund in complete liquidation of Putnam Technology Fund.

Approval of an Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam New Century Growth Fund to Putnam Voyager Fund II in exchange for the issuance and delivery of shares of beneficial interest of Putnam Voyager Fund II and the assumption by Putnam Voyager Fund II of all the liabilities of Putnam New Century Growth Fund, and the distribution of such shares to the shareholders of Putnam New Century Growth Fund in complete liquidation of Putnam New Century Growth Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions on the proposals:

You:

(Voted for, Voted against, Abstained from) the proposal to approve the proposed merger of Putnam Technology Fund [Putnam New Century Growth Fund] into Putnam Voyager Fund II.

Is this correct?

Thank you.

We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


Q&A on Putnam Technology Fund and Putnam New Century Growth Fund mergers into Putnam Voyager Fund II

On June 24, 2002, a combined prospectus/proxy statement will be sent to shareholders of Putnam Technology Fund and Putnam Voyager Fund II. Listed below are answers to the questions and concerns shareholders are likely to have regarding the proposal to merge Putnam Technology Fund and Putnam New Century Growth Fund into Putnam Voyager Fund II.

1. What is being proposed?

For Putnam Technology Fund shareholders

The Trustees are recommending that shareholders approve the merger of Putnam Technology Fund into Putnam Voyager Fund II and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam Technology Fund assets will be transferred to Putnam Voyager Fund II.

For Putnam New Century Growth Fund shareholders

The Trustees are recommending that shareholders approve the merger of Putnam New Century Growth Fund into Putnam Voyager Fund II and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam New Century Growth Fund assets will be transferred to Putnam Voyager Fund II.

2. What will happen to my shares of Putnam Technology Fund or Putnam New Century Growth Fund as a result of the merger?

Your shares of Putnam Technology Fund or Putnam New Century Growth Fund will be exchanged on a tax-free basis for shares of Putnam Voyager Fund II with an equal aggregate net asset value on the date of the merger. Your share balance will differ, but your account value will not.

3. When would the mergers occur?

If approved by shareholders at the September 12, 2002 meeting, it is expected that the mergers would occur on or about September 28, 2002.

4. Why are the Trustee's proposing the transaction?

Putnam Technology Fund and Putnam Voyager Fund II

Putnam Voyager Fund II offers shareholders of Putnam Technology Fund the opportunity to pursue long-term capital growth in a more broadly diversified fund that currently invests a significant portion of its assets in technology securities, while benefiting from the lower expenses of a significantly larger fund, as well as experiencing greater diversification outside the technology sector and potentially lower volatility.

Putnam New Century Growth Fund and Putnam Voyager Fund II

Putnam Voyager Fund II offers shareholders of Putnam New Century Growth Fund the opportunity to pursue long-term capital growth while benefiting from the lower expenses of a significantly larger fund. Putnam Voyager Fund II invests a portion of its assets in larger capitalization securities giving it a larger median and average market capitalization than Putnam New Century Growth Fund.

5. How do the investment objectives, policies, and restrictions of the two funds compare?

Putnam Technology Fund and Putnam Voyager Fund II

Both funds invest mainly in growth stocks of U.S. companies. While Putnam Technology fund seeks capital appreciation, Putnam Voyager Fund II seeks long-term growth of capital. The investment strategies of the funds differ in two respects:

(bullet) Putnam Technology Fund invests at least 80% of the fund's net assets in companies that derive at least 50% of their assets, revenues or profits from the technology industries, whereas Putnam Voyager Fund II is not similarly restricted.

(bullet) Putnam Voyager Fund II is a diversified investment company and Putnam Technology Fund is a non-diversified which means that Putnam Technology Fund may invest in the securities of fewer companies than Putnam Voyager Fund II.

Putnam New Century Growth Fund and Putnam Voyager Fund II

Both funds invest mainly in growth stocks of U.S. companies. While Putnam New Century Growth Fund seeks capital appreciation, Putnam
Voyager Fund II seeks long-term growth of capital. The investment strategies of the funds differ principally with respect to Putnam New Century Growth Fund 's emphasis of "new economy" sectors, such as telecommunications and technology. Both funds may invest in companies of any size.

6. How do the risks of investing in the funds compare?

The risks of an investment in Putnam Voyager Fund II are generally similar to those of Putnam Technology Fund except that Putnam Voyager Fund II is not typically subject to the risk of investing in a single group of industries to the same extent.

The risks of an investment in Putnam Voyager Fund II are also similar to those of Putnam New Century Growth Fund because the funds share similar goals and policies.

Any investment carries with it some level of risk that generally reflects its potential for reward. You can lose money by investing in the fund.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the merger?

The merger between Putnam Technology Fund and Putnam Voyager Fund II is expected to result in decreased management fees and total expenses for shareholders of Putnam Technology Fund.

Similarly, the merger between Putnam New Century Growth Fund and Putnam Voyager Fund II is expected to result in decreased management fees and total expenses for shareholders of Putnam New Century Growth Fund.

8. Are there any tax consequences as a result of the proposed transaction?

For shareholders who remain invested in the fund throughout the merger process, it is not a taxable event, and a Form 1099 will not be generated. However, any exchange made prior to the merger is a taxable event.

9. What shareholder vote is required to approve the merger?

Approval of the merger of your fund into Putnam Voyager Fund II will require the "yes" vote of the holders of a majority of the shares of your fund voted at the meeting.

10. Will my dividends be affected by the transaction?

The frequency of your dividends should not change, since Putnam Voyager Fund II pays an annual dividend from net investment income and distribute any net realized capital gains at least annually.

The amount of these distributions will reflect the investment policies and dividend policies of Putnam Voyager Fund II. Information regarding the dividends paid by Putnam Voyager Fund II in recent years is included in the "Financial Highlights" section of the combined prospectus/proxy statement.

11. Will I still be able to participate in a dividend reinvestment plan?

Yes. If you currently participate in your fund's dividend reinvestment plan, you will be automatically enrolled in the dividend reinvestment plan for Putnam Voyager Fund II.

12. Will the number of shares I own change?

Yes, the number of shares you own will change, but the total value of the shares of Putnam Voyager Fund II you receive will equal the total value of shares of your fund that you hold at the time of the merger.

13. How will I be notified of the outcome of the merger vote transaction?

If shareholders approve the proposed merger, you will receive confirmation after the merger is completed. If the merger is not approved by shareholders, you will be notified by your fund.

14. What do I do with my certificate?

(If shareholder holds certificate shares, add the following):

If you hold certificates for your Putnam Technology Fund [Putnam New Century Growth Fund] shares, you should return them to the fund. Send your share certificates by regular mail to:

Putnam Investor Services
P.O. Box 41203
Providence, RI 02940

For overnight delivery, please use the following address:

Putnam Investor Services
Investors Way
Norwood, MA 02062

Failure to do so will affect your ability to take certain actions with respect to the shares you receive in the transaction, including selling the shares.